CERTIFICATE OF AMENDMENT
TO THE FOURTH RESTATED
CERTIFICATE OF INCORPORATION OF
SEZZLE INC., A PUBLIC BENEFIT CORPORATION

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of Sezzle Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

 RESOLVED: that the first sentence of Article IV of the Fourth Restated Certificate of Incorporation of this Corporation is hereby amended and restated by deleting the first sentence in its entirety and replacing it with the following two paragraphs:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 750,000,000 shares of Common Stock, US$0.00001 par value per share (“Common Stock”), (ii) 300,000,000 shares of Common Prime Stock, US$0.00001 par value per share (“Common Prime Stock”) and (iii) 750,000,000 shares of Preferred Stock, US$0.00001 par value per share (“Preferred Stock”).

The foregoing amendment shall be effective as of 9:01 a.m. Central Daylight Time on Thursday, May 11, 2023 (the “Effective Time”). At the Effective Time, each thirty-eight (38) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split shall be entitled to the rounding up of such fractional share to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined as a result of the Reverse Stock Split, as described above.”

    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on May 9, 2023.
                        By:    /s/ Charles Youakim
                        Name:    Charles Youakim
                        Its:     Chief Executive Officer
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